Exhibit 10.15
Fiscal Year 2007 Management and Employee Bonus Plan
OBJECTIVE: To establish a bonus plan that motivates employees to focus on delivering corporate objectives.
STRUCTURE: There are two components to the plan:
1. Cash bonus
All employees who do not otherwise receive variable compensation will be eligible to participate in the cash bonus plan, as described below. Each eligible employee’s actual participation level will be determined by their individual performance.
2. Equity grants
Only Company executives will be eligible to participate in equity rewards on achievement of the Revenue Target (as defined below). The Compensation Committee will determine the number of options allocated to Mr. Shaw and then the Compensation Committee, with input from Mr. Shaw, will determine the allocation among the rest of the executive team. Options will vest according to standard vesting terms over four years.
TARGET: Fiscal 2007 revenue target is $60,516,936 (the “Revenue Target”).
CASH BONUS PLAN: Cash bonus available will be based on a percentage of an employee’s base salary as follows:
     1. Executives:

Percentage of Base Salary	Revenue
0%	<90% of Revenue Target.

26.25%	≥90% of Revenue Target and <100% of Revenue Target

35%	≥100% of Revenue Target and <101% of Revenue Target

36.75%	≥101% of Revenue Target and <105% of Revenue Target

38.75%	≥105% of Revenue Target and <110% of Revenue Target

42%	≥110 % of Revenue Target and <120% of Revenue Target

43.75%	≥120% of Revenue Target
If the Company achieves at least 100% of the Revenue Target, an additional cash bonus pool equal to 17% of the Company’s operating margin for fiscal year 2007 will be paid to executives on a pro rata basis based on their portion of total bonuses paid to executives, with a cap at 100% of base salary for all payments under both the payments described in the table above and payments described in this paragraph.

2. Director level employees:

Percentage of Base Salary	Revenue
0%	<90% of revenue target

11.25%	≥90% of revenue target and <100% of revenue target

15%	≥100% of revenue target
3. All other employees:

Percentage of Base Salary	Revenue
0%	<90% of revenue target

7.5%	≥90% of revenue target and <100% of revenue target

10%	≥100% of revenue target
EQUITY BONUS PLAN: A pool of 1,205,620 shares of common stock is available only to executives on achievement of at least 100% of the Revenue Target, to be allocated as described above in “Structure; Equity grants.”

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